Exhibit 99.1

IRIDEX Announces Infringement Lawsuit Against Quantel

MOUNTAIN VIEW, Calif., January 9, 2018 -- IRIDEX Corporation (NASDAQ:IRIX) announced today that it has filed a lawsuit against Quantel Medical, S.A., Quantel USA, Inc., and Quantel, S.A. in the U.S. District Court for the Northern District of California.  The lawsuit alleges that Quantel products infringe U.S. Patent No. 7,771,417, that Quantel breached an earlier agreement between the parties, and that Quantel has infringed Iridex's MicroPulse® trademark, Registration No. 4550188 on the principal register.

Quantel previously had a limited license to the asserted IRIDEX patent and trademark.  The complaint reflects that the license was terminated in early 2017 for material breach, but that Quantel continued to use IRIDEX’s intellectual property without authorization.

"IRIDEX has invested significant resources into developing the MicroPulse laser technology for treating sight-threatening eye diseases, such as glaucoma and retinal diseases," stated William Moore, President and CEO.  "Our intellectual property and superior technology differentiate our products from conventional laser treatments in providing a tissue-sparing solution that allows the tissue to cool between laser pulses, minimizing or preventing tissue damage, reducing treatment risks, and improving patient comfort and safety.  We place significant value on our successes treating these diseases with our proprietary technology, and will protect our related intellectual property rights.”

About IRIDEX

IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma, diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including any statements concerning the Company’s intellectual property protection and litigation strategies, the prosecution and outcome of any litigation involving the Company, and the impact of any such litigation on the Company’s business or financial results.  These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@iridex.com